Exhibit 99.1

News Release
For Release January 19, 2005
1:00 P.M.

News Release

Contact:  Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                 Robin D. Brown, Senior Vice President & Director of Marketing
                 (803) 951- 2265

First Community Corporation Announces Earnings and Cash Dividend

Lexington, S.C. January 19, 2005 – Today First Community Corporation, the holding company for First Community Bank, reported net income for the fourth quarter and year ended 2004. Net income for the quarter was $839 thousand compared to the fourth quarter of 2003 net income of $439 thousand, an increase of 91.1%. Diluted earnings per share were $.28 for the fourth quarter of 2004, an increase of 7.7% over the $.26 earnings per share in the fourth quarter of 2003. For the year ended December 31, 2004, net income was $2.185 million compared to the $1.797 million earned during the same period in 2003, an increase of 21.6%. Diluted earnings per share for 2004 were up slightly to $1.09 compared to $1.08 earned during 2003. Shareholders’ equity was $50.5 million at December 31, 2004, an increase of 159% over the $19.5 million in shareholders’ equity at December 31, 2003. Total assets were $455.7 million at December 31, 2004, an increase of 112% over December 31, 2003 assets of $215.0 million. The information during the fourth quarter of 2004 reflects the results of the merger with Dutch Fork Bancshares, the holding company of Newberry Federal Savings Bank which was consummated on October 1, 2004.

In addition to releasing fourth quarter and year-end earnings, the company also announced that the board of directors had approved a cash dividend for the fourth quarter of 2004. The company declared a $.05 per share dividend, payable February 14, 2005 to shareholders of record as of January 31, 2005.

Mike Crapps, president and chief executive officer commented on the company’s recent performance by saying, “The Company’s performance during 2004 was strong, led by significant growth in the bank’s deposit base. A major emphasis during 2004 was the merger with DutchFork Bancshares.” Crapps noted, “This release represents the first earnings report since the merger. From the time the merger was announced in April of 2004, the Company focused on planning and preparation for the merger to insure a smooth and successful transition for customers and employees. Since the merger was completed, the Company has worked diligently on the system conversion, the assimilation of personnel, and restructuring the combined investment portfolio to position the bank for a volatile interest rate environment. The repositioning of the investment portfolio consisted of transitioning to a position that will provide a significant increase in cash flow. We believe this will provide the necessary funding to fund the planned growth in the loan portfolio,” Crapps continued, “The Company has developed a “merger report card” which will assist the Company in evaluating the success of the merger in several key areas as we continue to monitor these performance metrics during 2005. This information will be valuable to the Company as we evaluate future acquisition opportunities.” Crapps continued, “In addition to the financial success First Community Corporation enjoyed in 2004, the Company launched two new free checking products for both consumer and commercial customers and announced plans to expand with an eleventh First Community Bank office scheduled to open in the Red Bank area of Lexington County in February of this year.”

First Community Corporation trades on the NASDAQ Small Cap Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates ten banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, Chapin, Northeast Columbia, Newberry (2), and Prosperity.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	At December 31,
	2004	2003

Total Assets	$455,706	$215,029
Investment Securities	196,026	58,954
Loans	186,771	119,304
Allowance for Loan Losses	2,764	1,705
Total Deposits	185,258	185,258
Other Borrowings	9,101	9,101
Shareholders' Equity	19,509	19,509

Book Value Per Share	$18.09	$12.21
Tangible Book Value Per Share	$8.19	$11.74
Equity to Assets	11.1%	9.1%
Loan to Deposit Ratio	55.4%	64.4%
Allowance for Loan Losses/Loans	1.5%	1.4%

	Three months ended		Year ended
Average Balances:	December 31,		December 31,
	2004	2003	2004	2003

Average Total Assets	$469,139	$210,650	$286,168	$204,795
Average Loans	182,368	117,766	141,793	111,928
Average Earning Assets	405,018	195,622	257,893	190,278
Average Deposits	350,272	179,474	24,596	176,750
Average Other Borrowings	65,117	10,649	24,596	7,855
Average Shareholders' Equity	50,824	19,313	27,470	18,947

Asset Quality
Nonperforming Assets	$115	$97	$115	$97
Net Charge-offs (recoveries)	$164	$211	$181	$(13)
Net Charge-offs to Average Loans	0.09%	0.18%	0.13%	-

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Interest Income	$5,035	$2,509	$13,044	$10,028
Interest Expense	1,636	560	3,448	2,380

Net Interest Income	3,399	1,949	9,596	7,648
Provision for Loan Losses	75	35	245	167

Net interest income after provision	3,324	1,914	9,351	7,481

Non-Interest Income:
Deposit service charges	283	192	879	700
Mortgage origination fees	65	56	268	343
Securities Gains	11	--	11	--
Other	192	113	615	396

Total non-interest income	551	361	1,773	1,439

Non-Interest Expense:
Salaries and employee benefits	1,499	868	4,263	3,307
Occupancy	171	109	489	395
Equipment	314	242	992	803
Marketing and public relations	90	48	325	273
Amortization of intangibles	79	45	213	179
Other	617	290	1,694	1,201

Total non-interest expense	2,770	1,602	7,976	6,158

Income Before Taxes	1,105	673	3,148	2,762
Income Tax Expense	266	234	963	965

Net Income	$839	$439	$2,185	$1,797

Primary Earnings Per Share	$0.30	$0.28	$1.15	$1.13
Diluted Earnings Per Share	$0.28	$0.26	$1.09	$1.08

Average number of shares outstanding	2,787,213	1,593,102	1,903,209	1,590,052
Return on Average Assets	0.71%	0.84%	0.76%	0.88%
Return on Average Equity	6.56%	9.12%	7.95%	9.48%
Net Interest Margin	3.33%	3.95%	3.72%	4.02%
Net Interest Margin (Tax Equivalent)	3.51%	4.02%	3.82%	4.07%

Post Office Box 64/ Lexington, SC 29071